Exhibit 5.1

Pearl Cohen Zedek Latzer Baratz LLP

July 29, 2025

Nixxy, Inc.

1178 Broadway, 3rd Floor

New York, NY 10001

RE:	Registration Statement on Form S-3
380,333 Shares of Common Stock of
Nixxy, Inc., par value $0.0001 per share

Ladies and Gentlemen:

We are acting as counsel for Nixxy, Inc., a Nevada corporation (the “Company”), in connection with the registration for resale from time to time by certain selling shareholders (the “Selling Shareholders”) named in the Registration Statement (as defined below) of up to 380,333 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). The Shares are included in a registration statement on Form S-3 filed with the United States Securities and Exchange Commission on July 29, 2025 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration, other than as expressly stated herein with respect to the issuance of the Shares. It is understood that the opinions set forth below are to be used only in connection with the offer while the Registration Statement is in effect.

In rendering these opinions, we have examined the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company. We are opining herein as to the federal laws of the United States and the Nevada Revised Statutes, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Shareholders and have been issued by the Company, and that the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Sincerely,

/s/ Pearl Cohen Zedek Latzer Baratz LLP

Pearl Cohen Zedek Latzer Baratz LLP